Exhibit 10.92

Confidential Treatment Requested by Clean Energy Fuels Corp.

LIQUEFIED NATURAL GAS FUELING STATION
AND LNG MASTER SALES AGREEMENT

This Agreement is entered into on August 2, 2010, (the “Effective Date”) by and between Clean Energy, a California corporation (hereinafter referred to as “Clean Energy” “CE”) and CE’s wholly-owned subsidiary, Clean Energy Construction (“CECI”), located at 3020 Old Ranch Parkway, Suite 400, Seal Beach, California 90740 and Pilot Travel Centers LLC, a Delaware limited liability company (hereinafter referred to as “PTC”), located at 5508 Lonas Road, Knoxville, TN 37909 and relates to the design, construction, operation and maintenance of LNG fueling station(s) (as described on Exhibit A attached hereto, as may be amended from time to time to include additional Stations (as defined below) by the mutual written consent of the parties) and the sale and purchase of LNG at each fueling station.  CE, CECI and PTC are sometimes referred to herein as “Parties” or “Party”.  The Parties hereby agree as follows:

SCOPE OF AGREEMENT AND DEFINITIONS

1.                                    Intent.  This Agreement expresses the terms and conditions pursuant to which PTC authorizes CE and CECI to design, construct, operate and maintain LNG stations at mutually agreed upon PTC locations that have the appropriate space to facilitate LNG fueling including delivery, operations and retailing LNG.  Each Station will be constructed on property owned by PTC located as defined in each Amendment thereto.

(a)  Definitions.  As used in this Agreement, the following terms and expressions shall have the indicated meanings:

“Agreement” means this document and any and all exhibits attached hereto.

“CE” means Clean Energy acting by and through its subsidiaries, affiliates, employees, officers, subcontractors and authorized agents.

“CECI” means Clean Energy Construction acting by and through its affiliates, employees, officers, subcontractors and authorized agents.

“DGE” means diesel gallon equivalent and is equal to 139,000 british thermal units.

“LNG” means liquefied natural gas which is the equivalent of 82,000 british thermal units.

“Pilot Travel Centers” means PTC, acting by and through its employees, officers and authorized agents.

“Premises” means that portion of the real property owned by PTC and located as described on Exhibit A attached hereto.  Exhibit A will be amended to include each new Station as it is mutually agreed upon by the Parties.

“Product” means LNG fuel delivered exclusively by CE to the Stations and retailed exclusively by CE as LNG fuel to third-party users at the Stations.

“Station” means the LNG fueling equipment for refueling LNG vehicles designed, constructed, operated and maintained by CE as described on Schedule 1 attached hereto pursuant to this Agreement (does not include real property).

“Third-party users” means customers purchasing LNG fuel at the Stations.

2.                 Term.

(a)  The initial term of this Agreement shall be fifteen (15) years and shall commence on the Effective Date.  This Agreement shall automatically renew under the same terms and conditions for consecutive five (5) year terms unless CE or PTC gives notice of cancellation in writing to the other Party at least six (6) months prior to such renewal date or pursuant to Section 2(b) or Section 2(c) below.

(b)  Notwithstanding the above, both CE and PTC shall have the right to terminate this Agreement at any time during the Term in the event either CE or PTC enters into bankruptcy proceedings.

(c)  Further notwithstanding the above, upon a material breach of this Agreement, the non-breaching party shall have the right to terminate this Agreement for cause upon thirty (30) days prior written notice and opportunity to cure, except for a monetary breach in which the breaching party shall only have ten (10) calendar days of prior written notice and opportunity to cure.  Except for a monetary breach, where it is not commercially reasonable to fully effect a cure of a breach within the thirty (30) day period set forth above, the Party in breach shall not be deemed to be in default of the Agreement and subject to termination for cause where it commences implementation of the cure within such thirty (30) day period and thereafter proceeds diligently to cure the breach.

3.               LNG Station Construction and Maintenance.

(a)  Construction.  CE and/or CECI shall design and construct each Station on the Premises, at their sole expense, and shall be responsible for obtaining, at their sole cost and expense, all permits and licenses relating to the design and construction of the each Station. All work shall be performed in a good and workmanlike manner.  Pilot has the right to approve the location of the Station on the Premises. CE, CECI and any CE or CECI subcontractor performing work on the site agree to follow all local, state and federal laws and contractor rules and regulations.  To the extent that this Agreement contemplates the construction of a work of improvement or any related activity for which a license from a Contractor’s State License Board is required, all such work will be performed by CECI as a general contractor.  CE agrees to indemnify and hold harmless PTC for any violation or failure to comply with any applicable laws or regulations relating to the construction of the Stations; or failure to pay any contractor, subcontractor or supplier.  CE and/or CECI’s Construction shall not unreasonably interfere with or impede PTC’s business.  Further, CE and CECI may not shut down any diesel island or pump without the prior written consent of PTC’s Vice President of Development and Construction.  Finally, CE and/or CECI agree to have all liens placed on PTC’s premises due to CE and/or CECI’s activities either removed or bonded within thirty (30) days of notice of said lien.

(b)  Purchase and Sale of Product.  CE shall sell to Third-Party users and Third-Party users shall buy Product at the Stations on an as-needed basis.  CE shall set rates for sale of Product to Third-Party users at its sole discretion.  CE shall procure Product, at its sole discretion, from a variety of source locations.  CE agrees to indemnify and hold harmless PTC for any violation of price setting and/or signage.

(c)  Monitoring of Site Volume and Ordering of Product.  CE shall have sole responsibility for monitoring the volume, ordering product and sales of Product contained at the Stations.

(d)  Maintenance.  CE shall provide scheduled, routine maintenance service for the Term of this Agreement for each Station and shall repair, or replace, any defective parts or equipment at its sole expense.  CE shall also perform other necessary maintenance, repairs or environmental cleanups, including emergency repairs/remediation, at its sole expense, in order to keep the Stations operating in a good and proper manner.  CE shall be available to provide emergency repair service on a 24-hour, 7-day per week basis, and will provide an emergency contact telephone number to PTC.  In the event of an emergency at a Station, CE shall respond as soon as is commercially reasonable following notification by PTC or the automatic Station notification system, and will restore the operation of the Station as soon as possible using commercially reasonable efforts.  However, any maintenance or repair costs incurred due to damage or abuse by PTC’s personnel shall be billed to PTC at CE’s then-existing rates with valid documentation.

(e)  Training.  CE shall, at its cost, offer reasonable training programs, as needed, to educate PTC’s supervisory personnel (train-the-trainer) at each Station, and any group of employees that PTC deems necessary to train as to the procedures for the safe and efficient use of each Station, including, without limitation, procedures relating to simple troubleshooting matters and appropriate emergency procedures (“Station Operations”).  CE agrees to provide reference manuals on CE policies and procedures for PTC employees at each Station.

(f)  CE’s Costs.  Except as may be separately agreed to by PTC and CE in writing, CE shall not charge PTC for costs incurred in providing the services described in this Agreement.  CE shall be responsible for any and all taxes associated with each Station and its operation, including but not limited to rental taxes, ad valorem or possessory interest taxes, personal property taxes, real property taxes, income taxes and fuel taxes.

CONFIDENTIAL TREATMENT REQUESTED.  OMITTED PORTIONS ARE MARKED WITH [*****] AND HAVE BEEN FILED SEPARATELY WITH THE SECURITIES AND EXCHANGE COMMISSION.

(g)  Fuel Attendant.  A fueling attendant may be staffed at the LNG Stations.  To the limited extent that any PTC employees provide fueling attendant services, CE agrees to pay PTC a pro-rata share of the salary for each PTC employee as agreed to in writing prior to any services being provided.  CE shall, at its cost, offer reasonable training programs to initially educate the designated person(s) as well as PTC’s supervisory personnel (train-the-trainer) as to the procedures for the safe and efficient use of each Station, including, without limitation, procedures relating to vehicle fueling.

(h)  Audit Rights.  CE agrees to retain any and all records related to each type of transaction and transaction fees as contemplated in this Agreement for a period of at least two (2) years from and after the end of a calendar year in which any type of transaction contemplated in this Agreement occurs whether such transactions occur with CE or with a third party.  Upon ten (10) prior business days notice, CE shall provide PTC access to review and audit, at a reasonable time during normal business hours, all records relating to each type of transaction and transaction fees as contemplated in this Agreement for each Station, including, but not limited to, supporting documentation to show CE’s compliance with its rights, duties and obligations in this Agreement.  PTC shall respond in writing to CE within thirty (30) days of submission of its audit findings.  CE shall work diligently with PTC to resolve any differences with respect to the audit findings but in no event later than thirty (30) days from receipt of submission.  Any adjustments or payments which must be made as a result of any such audit, inspection or examination of CE’s records shall be made to PTC within ten (10) business days of resolution of any adjustments to be made.  PTC agrees that it shall be responsible for its own costs to conduct any audit which includes the copying costs of the Party being audited unless said audit reveals an underpayment to PTC of five percent (5%) or greater in any given calendar year.  Then CE shall be responsible for all costs associated with the audit.

(i)          Incentives and Carbon Credits.  CE shall retain the rights to (a) any federal or state tax credits associated with the collection, production, transfer or sale of LNG fuel; (b) any emission reduction credits required or available with respect to the sale or use of LNG fuel and/or the installation and operation of each Station; and (c) any credits or payments associated with the reduction in or avoidance of Greenhouse Gas emissions with respect to the sale or use of the LNG fuel, including emission reduction credits, low-carbon fuel standard credits, verified emission reductions, voluntary emission reductions, offsets, allowances, voluntary carbon units, avoided compliance costs, emission rights and authorizations and CO2 reduction and sequestration (collectively, “Greenhouse Gas Emission Reduction Credits”). For purposes hereof “Greenhouse Gas” means carbon dioxide (CO2), methane (CH4), nitrous oxide (NO2), hydroflourocarbons, perflourocarbons, sulpher hexafluoride, or any other substance or combination of substances that may become regulated or designated as Greenhouse Gases under any federal, state or local law or regulation, or any emission reduction registry, trading system, or reporting or reduction program for Greenhouse Gas emission reductions that is established, certified, maintained or recognized by any international, governmental (including U.N., federal, state or local agencies) or non-governmental agency from time to time which relate to this Agreement and LNG fuel.  After the Capital Recovery Period (as defined below) CE shall remit to PTC [*****] of any net profits (after deducting any reasonable brokerage fees, verification and registration costs including internal CE costs) that may be realized by CE with respect to the sale of any voluntary

CONFIDENTIAL TREATMENT REQUESTED.  OMITTED PORTIONS ARE MARKED WITH [*****] AND HAVE BEEN FILED SEPARATELY WITH THE SECURITIES AND EXCHANGE COMMISSION.

Greenhouse Gas Emission Reduction Credits that are created through the sale and/or use of the LNG fuel pursuant to this Agreement.

(j)         Payment Bond.  Prior to commencing construction of any Station, and at CE’s sole cost, CE shall if requested by PTC furnish a payment bond as security for faithful payment of all third-parties performing labor and furnishing materials in connection with the construction of the Station.

4.               PTC’s Responsibilities.

(a)  Maintenance of Premises.  PTC shall maintain the Premises and the real property in a clean, safe, and commercially reasonable condition, including ingress to, and egress from, each Station.

(b)  PTC’s Costs.  Except as specified in this Section, or as may be separately agreed to in writing by PTC and CE, PTC shall not charge CE for the materials or labor utilized in providing the services provided in this Section.  Except as stated elsewhere in this Agreement, PTC shall be responsible for all taxes (including, without limitation, any real property taxes and assessments) relating to the Premises (excluding any rental or property taxes that may be payable by CE with respect to the Station).

(c)  Training.  In accordance with Section 3 (e) and 3 (g) above, PTC shall provide appropriate personnel for CE’s training, including, but not limited to, scheduling attendance at all appropriate training sessions provided by CE.

5.               Payment

(a)                                 Individual Premises Capital Recovery Period.   It is the intent of the Parties that CE will recover all its capital investment for the Station at the Premises, including all reasonable costs incurred during the permitting, design, and construction of each Station or any capital upgrade to a Station, plus [*****] on the amount of such capital expenditures (the “Capital Recovery”) before any payments are made to PTC with respect to such Station.  This payment shall be made on a Station by Station basis and shall not be construed as an overall capital recovery period.  However, until such time during the Term as CE has achieved its Capital Recovery, CE agrees to pay PTC the amount of [*****] per DGE sold at each Station as rental payment.  Rental payments relating to this Section shall be made by CE on a monthly basis within thirty (30) calendar days following the end of each calendar month and will be subtracted when calculating CE’s Capital Recovery for each Station.

(b)                                 Post Capital Recovery Period. Following CE’s achievement of the Capital Recovery, CE [*****].  The net earnings of a Station shall be defined as the net revenues from the Station, less all applicable operating expenses of the Station.  The operating expenses of the Station shall specifically include:

CONFIDENTIAL TREATMENT REQUESTED.  OMITTED PORTIONS ARE MARKED WITH [*****] AND HAVE BEEN FILED SEPARATELY WITH THE SECURITIES AND EXCHANGE COMMISSION.

(1)                                        Operations and Maintenance Fee.  CE will be paid the amount of [*****] per DGE dispensed to Third-Party users at the Stations.

(2)                                      Billing and Collection Fee.  The responsible Party will be paid the amount of [*****] per DGE dispensed to Third-Party users at the Stations.

(3)                                      Rent.  CE agrees to pay PTC the amount of [*****] per DGE sold to Third-Party users at the Stations.

(4)                                      Administration Fee.  CE agrees to pay PTC the amount of [*****] per DGE dispensed to Third-Party users at the Stations.

Notwithstanding anything contained herein to the contrary, under no circumstances will PTC be liable for contribution towards negative or loss net earnings from the Stations.  All CE income taxes payable by CE with respect to Station net earnings retained or paid to CE shall be the responsibility of CE and all income taxes payable by PTC with respect to Station net earnings paid to PTC shall be the responsibility of PTC.

CE shall be responsible for accounting related matters related to each Station.  CE shall provide monthly reports to PTC within twenty (20) days after each month end showing the financial results of the Station as calculated according to this Section.  All payment to PTC required under this Section shall be made within thirty (30) days following the end of each calendar month.

6.               Lease to Use Premises.

(a)  Permitted Use.  To enable CE to fulfill its obligations set forth herein, PTC hereby leases and permits CE to use the Premises and grants the right of ingress to and egress from the Premises to CE, CE’s employees, agents, servants, customers, vendors, suppliers, patrons and invitees for the purposes contemplated hereby in accordance with the terms and conditions of this Agreement.  Neither party shall or permit others to, levy any rent, charge, lien or encumbrance against the Stations (or premise as to CE only) not expressly provided for in this Agreement.

(b)  Signage.   PTC shall allow CE to display its signage on equipment, canopy, roadside signs, the marquee, and printed material as allowed by law and as agreed to by PTC in writing.  Such signage shall jointly display PTC and CE brands.  CE shall be responsible for obtaining all additional permits, variances or ordinances required, at its sole expense, for obtaining the additional signage. CE also agrees to pay for any costs incurred in re-printing, manufacturing, or re-issuing any sign that adds CE’s brand name.  CE shall also be responsible for the payment of its pro-rata share of any CE signage used on PTC’s billboard advertisements.

(c)  Clear Title.  PTC is the owner of the Premises, and shall not allow any lien or encumbrance to materially affect the Stations and CE’s use of the Premises or CE’s or PTC’s performance hereunder; provided however, PTC shall be allowed to encumber or lien the Premises. CE shall be the owner of each Station and its parts and equipment.  CE shall have the right to grant a lien or encumbrance against its right, title and interest in the Stations only to a third party for financing purposes; provided, however, that CE shall not permit any liens or encumbrances of any kind to be placed on the Premises, or PTC’s real property and shall promptly discharge, at its sole expense, any and all mechanic’s, laborer’s or materialman’s liens, encumbrances or charges against the Premises or Real Property related to its performance under this Agreement.

(d)  Memorandum of Agreement.  Upon CE’s request, PTC shall execute a memorandum reflecting this Agreement and the personal property interest of CE in recordable form agreeable to both parties which reflects CE’s interest in each Station.  CE shall be responsible for all reasonable costs related thereto, including but not limited to the execution, development and recording.

(e)  Sale, Abandonment or Removal.  Unless otherwise agreed to by the Parties in writing, upon termination of this Agreement, CE shall remove each Station at CE’s sole expense (including any and all merchandise, equipment, furnishings, fixtures, machinery and tools relating to the Stations) from the Premises, and restore the Premises and Real Property in all material respects to its condition as of the date of this Agreement, excluding the removal of any underground conduits and piping which may be left in place by CE and any and all signage.  Thereafter, CE shall have no further rights under this Agreement with respect to the Premises.  CE shall still be liable for any and all outstanding obligations that expressly survive the termination of this Agreement including but not limited to payment of any accrued but unpaid royalties incurred prior to termination pursuant to Section 5.

(f)  Pre-Existing Conditions.  The Premises shall be clear of pre-existing underground hazards or soil contaminants which are above legal limits.  If it is determined, prior to installation of each Station, that underground hazards or soil contaminants exist that either (a) require removal, replacement, and disposal of soils or materials or (b) require remediation, PTC shall have the right to immediately terminate this Agreement with respect to the affected Station or PTC agrees to be financially and legally responsible for such remediation, removal, replacement, and disposal.  Unless prohibited by law, Pilot shall be the responsible party for reporting any and all environmental contamination found during construction. If PTC does not terminate this agreement and does not commence, within thirty (30) days after discovery and agreement of any such pre-existing underground hazard or soil contaminant which are above legal limits, and thereafter diligently prosecute to completion the correction of such condition, CE may, without further obligation or penalty, terminate this Agreement with respect to the Affected Station for cause by written notice to PTC.  Under no circumstances shall CE have financial or legal responsibility hereunder for the removal or remediation of any pre-existing contaminated soils or hazardous materials.

7.              CE’s and Third Parties’ Use of Public Dispenser.  During the Term, CE will use commercially reasonable efforts to market the Stations to Third-Party users and sell LNG to the Third-Party users at the Stations at a price determined by CE in its sole and absolute discretion.

CONFIDENTIAL TREATMENT REQUESTED. OMITTED PORTIONS ARE MARKED WITH [*****] AND HAVE BEEN FILED SEPARATELY WITH THE SECURITIES AND EXCHANGE COMMISSION.

8.              Excise, Sales and Use Taxes.  CE is required to collect and remit all taxes related to the use and operation of the Stations, including but not limited to federal, state and local taxes and fuel use taxes, subject to certain documented and legally approved exemptions.  CE agrees to indemnify and hold harmless PTC for any violation or failure to comply with any applicable laws or regulations.

9.               [*****]

10.        Allocations of Responsibility.

(a)  Neither party shall be liable to the other for special, incidental, punitive, indirect or consequential damages, under any circumstances, including without limitation, consequential damages caused or arising out of, in whole or in part, any negligent act or omission.

(b)  PTC acknowledges that it has (i) full knowledge of the hazards associated with the storage, distribution and use of Product and (ii) has read and understands the provisions of this Agreement, including the provisions of this Section.

(c)  It is the responsibility of CE to comply with all relevant reporting obligations under the Emergency Planning and Community Right-to-Know Act of 1986 (SRA Title III) and any other statute and regulation concerning the storage, handling or use of Product or resulting from the presence of Product supplied under this Agreement.  Further, it is the responsibility of CE to warn and protect PTC’s employees and others exposed to the hazards posed by storage and use of Product.  Attached to this Agreement as Exhibit C is the Material Safety Data Sheet which describes Product.

(d)  In performing their respective obligations under this Agreement, each Party shall comply in all material respects with all applicable federal, state and local laws, regulations, ordinances and rulings, including (but not limited to) those pertaining to health, safety, employment and environmental matters.

11.        Indemnification.

(a)  Except to the extent that liabilities arise from CE’s, CECI’s or its employees, agents, contractors or subcontractors’ negligence or willful misconduct, PTC agrees to indemnify, defend and protect CE, CECI and its officers, directors, agents and employees from and against and hold CE, CECI and its officers, directors, agents and employees harmless and free from any and all liability, loss, cost, expense or obligation, including without limitation reasonable attorneys’ fees, court costs and other expenses, including without limitation, those of appeal, on account of or arising out of injury to or death of any person or persons or damage to or loss of use of property, from whatever cause, occurring during the Term related in any way to the negligence or willful misconduct by PTC or its employees or agents, pre-existing contamination of the Premises in violation of applicable law or other violation of law of the Premises or material breach of this Agreement by PTC.

(b)  Except to the extent that liabilities arise from PTC’s or its employees, agents, contractors or subcontractors’ negligence or misconduct, CE agrees to indemnify, defend and protect PTC and its officers, directors, agents and employees from and against and hold PTC and its officers, directors, agents and employees harmless and free from any and all liability, loss, cost, expense or obligation, including without limitation reasonable attorneys’ fees, court costs and other expenses, including without limitation, those of appeal, on account of or arising out of injury to or death of any person or persons or damage to or loss of use of property, from whatever cause, occurring during the Term related in any way to the construction or operation of each Station by CE (except for any aspect of Stations operated by PTC or its employees or agents), sale of Product by CE to Third-party users, environmental contamination of the property by CE, negligence or willful misconduct or violation of law by CE or its employees or agents, or material breaches of this Agreement by CE.

(c)  Indemnification Procedure.  In the event any action is commenced or claim is made or threatened against an indemnified party, hereunder (“Indemnitee”) as to which the other party (“Indemnitor”) is obligated to indemnify Indemnitee or hold it harmless, Indemnitee shall promptly notify Indemnitor of such event and Indemnitor shall assume the defense of, and may settle, that part of any such claim or action commenced or made against Indemnitee which relates to Indemnitor’s indemnification and Indemnitor may take such other steps as may be necessary to protect itself.  Indemnitor shall not be liable to Indemnitee on account of any settlement of any such claim or litigation affected without Indemnitor’s consent.  The right of Indemnitor to assume the defense of any action shall be limited to that part of the action commenced against Indemnitee which relates to Indemnitor’s obligation of indemnification and holding harmless.

12.        Force Majeure.  In the event that any of the Parties is prevented from performing its duties and obligations pursuant to this Agreement by circumstances beyond its control, including, without limitation, fires, floods, war, acts of terrorism, or Acts of God (hereinafter referred to as “Force Majeure”), then the Party unable to perform due to the Force Majeure shall be excused from performance hereunder during the period of such disability (“Force Majeure Period”).  If either Party claims Force Majeure, it shall notify the other Party within 24 hours after it learns of the existence of a Force Majeure condition, with an estimate, if one can be reasonably made, of the anticipated Force Majeure Period.  The Party shall also notify the other Party within 24 hours after the Force Majeure condition has terminated.  The Parties agree to use commercially reasonable efforts to correct whatever event or circumstance caused the Force Majeure event.

13.          Dispute Resolution Procedures.  In the event a dispute arises between the Parties related to this Agreement, the following process shall be followed:

(a)  Each Party will designate a senior executive (“Designated Representative”) to represent it in connection with any dispute that may arise between the Parties (a “Party Dispute”).  The designations shall be as described elsewhere herein.  Subsequent changes in a Party’s Designated Representative shall be in writing and communicated in accordance with the notice provisions contained elsewhere herein.

(b)  In the event that a Party Dispute should arise, the Designated Representatives will meet, with their attorneys if they so agree in writing prior to the meeting, within five (5) business days after written request by any Party to any other Party (the “Dispute Notice”) in an effort to resolve the Party Dispute.

(c)  If the Designated Representatives are unable to resolve the Party Dispute within forty-five (45) days following their first meeting, the Parties may take any action they may deem necessary to protect their respective interests.

14.          Insurance.  The Parties shall each procure at their respective expense, and maintain in full force and effect during the Term of this Agreement, with insurance carriers rated at least A- in Best’s Insurance Report and admitted to do business in the state where the Premises are located, the following primary insurance in at least the minimum amounts specified, with the other respective Party named in the Comprehensive Commercial General Liability policy where noted below (or excess liability or umbrella liability policy, if applicable).  Such insurance shall be endorsed to require at least thirty (30) days’ written notice to the other respective Party of any material change or cancellation.

(a)  Both Parties shall carry Comprehensive Commercial General Liability Insurance, including blanket contractual liability, personal injury and property damage, to a combined single limit of not less than $25,000,000.  Excess liability or umbrella liability coverage may be used to evidence or provide limits in addition to primary limits of no less than $1 million on the Comprehensive Commercial General Liability policy.  The parties agree to list one another as an additional insured.  Naming each other as an additional insured shall not derogate from the provisions of indemnification of this contract.

(b)  CE agrees to maintain Comprehensive Commercial Automobile Liability Insurance, including owned, non-owned and hired automobiles covering bodily injury and property damage, to a combined single limit of $1,000,000 and shall list PTC as an additional insured.

(c)  CE shall obtain and maintain Workers Compensation and Employers Liability

(1)  Workers compensation in compliance with applicable state and federal laws.

(2)  Employers liability with a limit of not less than $1,000,000.

The requirements for carrying the foregoing insurance shall not derogate from the provisions of indemnification as set forth in this Agreement.

15.          Designated Representatives and Notices.

(a)  Designated Representatives.  Each Party hereby designates the following as its representative (and its “Designated Representative” for dispute resolution purposes) for the administration of this Agreement:

Clean Energy and/or CECI:	James N. Harger
3020 Old Ranch Parkway
Suite 400
Seal Beach, CA 90740
Telephone: (562) 493-2804
Fax: (562) 493-4532

PTC:	Mitchell D. Steenrod
5508 Lonas Road
Knoxville, TN 37909
Telephone:	865-474-2194
Fax:	865-297-1458

(b)  Notices.  Notices pertaining to this Agreement shall be in writing and shall be transmitted either by personal delivery, facsimile, or by a recognized national overnight delivery carrier and shall be deemed to be delivered upon receipt.  The addresses set forth below shall be the addresses used for notice purposes unless written notice of a change of address is given:

Clean Energy and/or CECI:	3020 Old Ranch Parkway
Suite 400
Seal Beach, CA 90740
Attn: James N. Harger
Fax: (562) 493-4532

PTC:	Mitchell D. Steenrod
5508 Lonas Road
Knoxville, TN 37909
Telephone: 865-474-2194
Fax: 865-297-1458

16.          Assignment.  CE shall not have the right to assign its rights or obligations hereunder without obtaining the prior written consent of PTC (which consent shall not be unreasonably withheld), and any attempted assignment without such prior written consent shall be void; provided that such consent shall not be necessary in the context of an acquisition of CE by asset sale, merger, change in control or operation of law.  Permitted assigns and successors in interest shall have the benefit of, and shall be bound by, all terms and conditions of this Agreement.  Notwithstanding anything contained herein to the contrary, CE may assign this Agreement to CE’s parent corporation, an entity under common control with CE, or a wholly-owned subsidiary of CE without the consent of PTC.  PTC shall be allowed to assign this Agreement without any restrictions.

17.          Headings.  The headings in this Agreement are for convenience and reference only, and shall not affect the interpretation of this Agreement.

18.          No Joint Venture.  CE shall perform its duties herein as an independent contractor.  Nothing contained herein shall be considered to create the relationship of employer and employee, partnership, joint venture or other association between the Parties.

19.          Waiver.  No waiver by either Party of any one or more defaults by the other Party in the performance of any provisions of this Agreement shall operate or be construed as a waiver of any other default or defaults, whether of a like or different character.  No waiver or modification of this Agreement shall occur as the result of any course of performance or usage of trade.

20.          Severability.  If any provision of this Agreement or the application thereof to any person or circumstances shall to any extent be held in any proceeding to be invalid or unenforceable, the remainder of this Agreement shall be valid and enforceable to the fullest extent permitted by law, but only if, and to the extent, such enforcement would not materially and adversely alter the Parties’ essential objectives as expressed herein.

21.          Governing Law  This Agreement shall be subject to and construed in accordance with the laws of the State of Delaware, without regard to conflict of law.

22.          Counterparts and Facsimile Execution.  This Agreement may be executed in any number of counterparts, each of which, when so executed and delivered, shall be deemed an original, and all of which taken together shall constitute one and the same agreement.  Delivery of an executed counterpart of this Agreement by facsimile or .pdf shall be equally as effective as delivery of a manually executed counterpart.  Any Party hereto delivering an executed counterpart of this Agreement by facsimile or .pdf shall also deliver a manually executed counterpart, but the failure to do so shall not affect the validity, enforceability or binding effect of the counterpart executed and delivered by facsimile or .pdf.

23.          Attorney’s Fees.  If either party attempts to enforce the terms of this Agreement or brings an action at law or equity is commenced concerning this Agreement, the prevailing party in such matter shall be entitled to the payment of reasonable attorneys’ fees and costs, in addition to any other relief which may be awarded to that Party.

24.          Additional Documents.  The Parties agree to execute and to deliver to each other any and all other additional documents and to take any additional steps reasonably necessary to complete, to document and to carry out the business transaction contemplated by this Agreement.

25.          Negotiated Transaction.  The drafting and negotiation of this Agreement has been participated in by all of the Parties.  For all purposes, this Agreement shall be deemed to have been drafted jointly by each of the Parties.

26.          Representation Regarding Authority to Sign Agreement.  Each of the representatives of the Parties signing this Agreement warrants and represents to the other that he, she or it has the actual authority to sign this Agreement on behalf of the Party for whom he, she or it is purporting to represent.

27.          Entire Agreement.  This Agreement and its exhibits and schedules contain the entire agreement between the Parties and it supersedes any prior written or oral agreements between the Parties concerning the subject matter of this Agreement for these Premises only (the Liquefied Natural Gas Fueling Station and LNG Sales Agreement executed April 15, 2009 between the Parties shall remain in full force and effect for the Baytown, Texas location).  There are no representations, agreements, or understandings between the Parties relating to the subject matter of this Agreement which are not fully expressed within this Agreement and its exhibits and schedules.

28.          Binding Effect.  This Agreement shall be binding upon and inure to the benefit of the respective heirs, successors, assigns, affiliates and personal representatives of the Parties.

29.          Modification.  This Agreement shall not be modified, amended, or changed except in a writing signed by each of the Parties affected by such modification, amendment or change.

IN WITNESS WHEREOF, the Parties hereto have caused this Agreement to be executed on the dates set forth beneath the signature lines herein below, but effective as of the Effective Date.

CLEAN ENERGY

By:	/s/ James N. Harger
James N. Harger, Chief Marketing Officer

Date:	August 12, 2010

CLEAN ENERGY CONSTRUCTION

By:	/s/ James N. Harger
James N. Harger, Chief Marketing Officer

Date:	August 12, 2010

PILOT TRAVEL CENTER LLC

By:	/s/ Bill Mulligan
Bill Mulligan, Vice President of Development, Facilities & Environment

Date:	August 13, 2010